Exhibit (e)(3)

                   NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
                       DISTRIBUTION AND SERVICES AGREEMENT

                                   SCHEDULE A
PORTFOLIO                                           DATE ADDED TO AGREEMENT
---------                                           -----------------------

Guardian Portfolio                                      November 3, 2003
International Portfolio                                 November 3, 2003
Mid-Cap Growth Portfolio                                November 3, 2003
Real Estate Portfolio                                   November 3, 2003
Small-Cap Growth Portfolio                              November 3, 2003
Lehman Brothers High Income Bond Portfolio               June 10, 2004
Regency Portfolio                                      December 15, 2004
Socially Responsive Portfolio                            April 28, 2006
International Large Cap Portfolio                       August 15, 2006

DATED: March 26, 2008